Exhibit 99.1
Regency Energy Partners Announces Closing of General Partner Purchase
By Energy Transfer Equity, L.P.
Regency Completes Acquisition of Interest in Midcontinent Express
Pipeline; Announces New Appointments to Board of Directors
DALLAS, May 26, 2010 – Regency Energy Partners LP (Nasdaq: RGNC) announced today the closing of two separate transactions. Energy Transfer Equity, L.P. (NYSE: ETE) closed on the purchase of the general partner interest in Regency Energy Partners LP (“Regency”). In addition, Regency closed on the purchase of a 49.9% ownership interest in the Midcontinent Express Pipeline.
Energy Transfer Equity, L.P. (“ETE”) acquired a 100% interest in Regency’s general partner from an affiliate of GE Energy Financial Services for ETE preferred units with a value of approximately $300 million. Affiliates of GE Energy Financial Services retained their 24.7 million limited partner units in Regency, which represent approximately 21% of Regency’s outstanding limited partner units. ETE owns the general partner of both Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) and Regency, both of which will operate as separate publicly traded entities.
In connection with the transfer of Regency’s general partner interest to ETE, John D. Harkey, Jr. has been named Chairman of the Board of Directors of Regency. Harkey has served as Chief Executive Officer and Chairman of Consolidated Restaurant Companies, Inc. since 1998. Harkey currently serves on the Board of Directors of Leap Wireless International, Inc., Loral Space & Communications, Inc., Emisphere Technologies, Inc., and for the Baylor Health Care System Foundation.
Harkey served as a Director of ETP since December 2005 and, in May 2006, was elected as a Director of ETE. Harkey has resigned as a Director of ETP in order to assume his responsibilities as Chairman of Regency.
Byron R. Kelley will remain President and Chief Executive Officer of Regency and will continue to serve as a member of Regency’s Board of Directors.
In addition, John W. McReynolds has been appointed to Regency’s Board of Directors. McReynolds served as a Director of ETP since August 2004 and is the President and Chief Financial Officer of ETE. McReynolds has served as the President of ETE since March 2005 and as a Director and the Chief Financial Officer of ETE since August 2005. Prior to becoming President of ETE, McReynolds was a partner with an international law firm for over 20 years.

McReynolds has resigned as a Director of ETP in order to assume his responsibilities on Regency’s Board.
Regency’s new Board of Directors is comprised of John D. Harkey, John W. McReynolds and Byron R. Kelley, as well as Michael J. Bradley, Rodney L. Gray and John T. Mills, who will each remain as independent directors of Regency.
In the second transaction announced today, Regency acquired a 49.9% interest in the Midcontinent Express Pipeline from ETE. Regency funded the transaction through the issuance of approximately 26.27 million Regency limited partner units to ETE, which represents approximately 22% of Regency’s outstanding limited partner units.
Certain matters discussed in this press release include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. Additional risks include, volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for the Partnership as well as for producers connected to the Partnership’s system and its customers, the level of creditworthiness of, and performance by the Partnership’s counterparties and customers, the Partnership’s ability to access capital to fund organic growth projects and acquisitions, and the Partnership’s ability to obtain debt and equity financing on satisfactory terms, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in the Partnership’s transactions, changes in commodity prices, interest rates, and demand for the Partnership’s services, changes in laws and regulations impacting the midstream sector of the natural gas industry, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.
In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Regency Energy Partners
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
About Energy Transfer Equity
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners and approximately 50.2 million ETP limited partner units; and the general partner of Regency Energy Partners and approximately 26.3 million RGNC limited partner units.
CONTACT:
Regency Energy Partners LP:
Shannon Ming
Vice President, Investor Relations & Corporate Finance Support
Regency Energy Partners
(214) 840-5477
IR@regencygas.com
or
Elizabeth Cornelius
HCK2 Partners
Media Relations
(972) 716-0500 x26
elizabeth.cornelius@hck2.com

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